Exhibit 10.1

Amendment Number 1

to

$150,000 Promissory Note Issued by ProUroCare Medical, Inc

in favor of Profile L.L.C., dated April 3, 2008

The $150,000 Promissory Note Issued by ProUroCare Medical, Inc in favor of Profile L.L.C., dated April 3, 2008 is hereby amended as follows:

Section 1 is DELETED and REPLACED by the following:

1.                                       Maturity.  This Note (principal plus accrued and unpaid interest) becomes due and payable on September 25, 2008, (the “Maturity Date”).  Purchaser may prepay this Note at any time without incurring any penalty.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest and then to principal.

Section 6 is DELETED and REPLACED by the following:

6.             Default and Remedies Upon Event of Default.  An “Event of Default” shall be deemed to occur if and when this Note is not fully paid at the Maturity Date.  If Purchaser has not cured any such Event of Default thereafter, then Seller may exercise or enforce its rights against the Assets, which rights shall encompass:

a)             The Purchaser delivering to the Seller a bill of sale transferring to Seller all of the Assets set forth in Exhibit A plus an assignment assigning to Seller all of the Assets set forth in Exhibit A; and

b)            Purchaser renouncing any and all right to recoup any monies theretofor paid to Seller for such Assets.

PURCHASER:

ProUroCare Medical, Inc.

	By:	/s/Richard Thon
CFO

Accepted:

Profile L.L.C.

By:	Stanley Graves

Dated:	Sept 10, 2008